Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS REPORTS
FIRST QUARTER 2009 FINANCIAL RESULTS
-- First Quarter of Rosaclear Launch Proves Successful --

Long Beach, Calif. — May 7, 2009 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the first quarter ended March 31, 2009.

Net sales were $22.6 million, compared with $25.4 million in the first quarter of 2008.  Obagi’s sales in the first quarter of 2009 include a strong reception to the newly launched Obagi® Rosaclear™ System, which is the first prescription-based physician-dispensed system developed specifically for treating the signs and symptoms of rosacea.  Rosaclear was introduced late January and during the quarter contributed $1.3 million in net sales.

Gross margin percentage was 77.6% in the first quarter of 2009, compared with 81.4% a year ago.  The lower gross margin percentage was primarily due to reserving all SoluCLENZ™ inventory, lower licensing royalties and increased promotional costs incurred to drive business into new physician practices.

Net income in the first quarter of 2009 totaled $645,000, or $0.03 per diluted share, compared to $3.0 million, or $0.13 per diluted share in the first quarter 2008.

Business Highlights of the Quarter and Subsequent Week
•
Launched Rosaclear System, the first and only complete prescription-based, physician-dispensed system developed specifically for treating the signs and symptoms of rosacea. Clinical data on the use of Rosaclear demonstrated that 90% of patients experienced a significant reduction in facial redness by the end of two weeks.  By the end of March, Rosaclear had penetrated 28% of the Company’s active accounts;

•
Added 329 new accounts during the quarter as a result of the Company’s continued investment in promotional activities bringing the number of active accounts to approximately 5,800, up approximately 8% from a year ago;

•
Presented data at the March 2009 American Academy of Dermatology Annual Meeting showing that combination therapy (Obagi Condition & Enhance™ System combined with Intense Pulsed Light [IPL] treatments), provided greater improvement in overall facial appearance and increased patient satisfaction vs. IPL treatments with placebo; and

•
Announced the successful completion of a 10-week study comparing CLENZIderm M.D. ™ for normal-to-oily skin to a leading combination prescription benzoyl peroxide (BPO)/Clindamycin product. The study showed that patients with mild-to-moderately severe acne experienced a greater reduction in non-inflammatory lesions and a comparable reduction in inflammatory lesions when using the CLENZIderm M.D. System.

“While our business continues to be affected by prevailing economic circumstances, our products remain more lifestyle-oriented compared to more expensive, aesthetic procedures.  This is evidenced by new market data showing cosmetic procedures were down 13%-16% year over year, while sales of Nu-Derm decreased only 6%.  Our successful launch of Rosaclear during the quarter gives our physicians the ability to expand their treatment options to a new, untreated patient population and leverages our sales force,” stated Steve Carlson, Obagi Medical Products’ President and Chief Executive Officer.  “I am also pleased with our ability to reduce our ongoing operating costs while continuing to invest in our customers and growth plans.”

Impact of SoluCLENZ and other Non-GAAP Expenses
The Company previously announced that it exited the pharmacy channel and discontinued selling the SoluCLENZ product.  As a result, the Company took a non-cash pre-tax charge during the first quarter of 2009 of $440,000 to reserve for excess inventory and $416,000 to write off nonrefundable contractual deposits.  In addition to the above mentioned charges and reserves, operating in this channel had a negative earnings impact in the first quarter.  Segregating its impact on operations, the Company posted revenue of $238,000, gross profit of $207,000 and operating expenses of $1,159,000 resulting in an operating loss of $952,000.  Separately, the Company recorded severance costs of $120,000 during the first quarter.  Excluding these costs (see table reconciling differences below for details):

•	Gross profit would have been $17.8 million, or 79.5% of sales, compared with 81.4% in the first quarter 2008 and 80.2% in the fourth quarter 2008;

•
Operating expenses would have been $14.8 million, which reflects cost cutting measures in the areas of SG&A, including marketing, and research and development, and compares with $15.7 million in operating expenses reported a year ago; and

•	Net income would have been $1.8 million, or $0.08 per diluted share.

Introducing Second Quarter 2009 Financial Guidance
Based on current market conditions and the impact of cost reduction efforts, the Company expects sales for the second quarter of 2009 to be in the range of $22 - $24 million and fully diluted earnings per share to be $0.10 to $0.13 on 22.0 million shares outstanding.  This guidance excludes the planned, pre-tax charge of $0.5 to $0.9 million to be taken in the second quarter of 2009 associated with termination of certain contracts related to exiting the pharmacy channel, or $0.01 to $0.03 per diluted share.

Strengthened Balance Sheet and Cash Flow
As of March 31, 2009, the Company was debt free with cash and cash equivalents, including short term investments, totaling $23.2 million, up from $19.9 million at December 31, 2008, an increase of $3.3 million.  Obagi generated $4.2 million of cash flow from operations during the first quarter.

Conference Call Information
Obagi will host a conference call and webcast today at 4:15 p.m. Eastern time (1:15 p.m. Pacific time).  Investors interested in participating in the live call can dial (888) 549-7750 from the U.S. and international callers can dial (480) 629-9041.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, May 21, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from outside the U.S., and entering confirmation code 4059472. The simultaneous webcast will be available on the Investor Relations section of the Company's web site at www.obagi.com and will be archived for 30 days.

About Obagi Medical Products, Inc.
Obagi Medical Products’ develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi® Condition & Enhance™ for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; a formulation of Obagi CLENZIderm® M.D. Systems for normal to dry skin, June 2007; Obagi ELASTIderm™ Décolletage System, January 2008; and the Rosaclear™ System for the treatment of rosacea, January 2009. Visit www.obagi.com for information.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current condition of, and continued deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, including the Rosaclear System, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$15,221	$13,938
Short-term investments	8,000	6,000
Accounts receivable, net	20,724	20,648
Accounts receivable from related parties, net	428	518
Inventories, net	6,638	6,845
Prepaid expenses and other current assets	5,803	6,404
Total current assets	56,814	54,353
Property and equipment, net	5,507	5,340
Goodwill	4,629	4,629
Intangible assets, net	5,313	5,267
Other assets	2,431	2,670
Total assets	$74,694	$72,259
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,045	$6,478
Current portion of long-term debt	46	47
Accrued liabilities	3,371	3,679
Total current liabilities	11,462	10,204
Long-term debt	12	18
Other long-term liabilities	1,592	1,516
Total liabilities	13,066	11,738
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,691,238 and 22,691,238 shares issued and 22,044,872
and 22,044,872 shares outstanding at March 31, 2009
and December 31, 2008, respectively	23	23
Additional paid-in capital	58,470	58,026
Accumulated earnings	7,202	6,557
Treasury stock, at cost; 627,367 shares at March 31, 2009
and December 31, 2008	(4,016)	(4,016)
Accumulated other comprehensive loss	(51)	(69)
Total stockholders' equity	61,628	60,521
Total liabilities and stockholders' equity	$74,694	$72,259

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)

Net sales	$22,620	$25,374
Cost of sales	5,058	4,721
Gross profit	17,562	20,653
Selling, general and administrative expenses	15,470	14,295
Research and development expenses	1,091	1,436
Income from operations	1,001	4,922
Interest income	60	103
Interest expense	(18)	(37)
Income before provision for income taxes	1,043	4,988
Provision for income taxes	398	1,995
Net income	$645	$2,993

Net income attributable to common shares
Basic	$0.03	$0.13
Diluted	$0.03	$0.13

Weighted average common shares outstanding
Basic	22,044,872	22,646,254
Diluted	22,046,176	22,777,640

Segment information:

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Net sales by segment
Physician Dispensed	$21,623	$24,185
Pharmacy Rx	238	-
Licensing	759	1,189
Net sales	$22,620	$25,374

Gross profit by segment
Physician Dispensed	$17,054	$19,497
Pharmacy Rx	(221)	-
Licensing	729	1,156
Gross profit	$17,562	$20,653

Geographic information
United States	$19,228	$21,430
International	3,392	3,944
Net sales	$22,620	$25,374

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Net sales by product line
Physician Dispensed
Nu-Derm	$11,907	$12,716
Vitamin C	2,642	2,855
Elasticity	2,097	4,570
Therapeutic	2,466	1,442
Other	2,511	2,602
Total	21,623	24,185
Pharmacy Rx	238	-
Licensing	759	1,189
Total net sales	$22,620	$25,374

Reconciliation between net income on a GAAP basis to a non-GAAP basis is included below (unaudited):

	Three months ended March 31, 2009	Gross Margin

GAAP Gross Profit	$17,562	77.6%
a) SoluCLENZ inventory reserves and operations	233	1.9%
Non-GAAP gross profit	$17,795	79.5%

GAAP net income	$645
a) SoluCLENZ charges, reserves and operations	1,808
b) Severance costs	120
c) Non-GAAP income tax benefit	(736)
Non-GAAP net income	$1,837

Non-GAAP net income per share:
Basic	$0.08
Diluted	$0.08
Shares used in computing Non-GAAP per share amounts:
Basic	22,044,872
Diluted	22,046,176